Exhibit 10.9

Confidential

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into by and among Marilyn Carlson, M.D. (“Consultant”), Evoke Pharma, Inc., a Delaware corporation (the “Company”), and QOL Medical, LLC, a Delaware limited liability company (“QOL”, and together with the Company, the “Company Group”), and shall be subject to the occurrence of, and effective on, the Effective Date (as defined below).

WHEREAS, Consultant and the Company are parties to that certain Second Amended and Restated Employment Agreement, dated as of November 3, 2025 (the “Employment Agreement”);

WHEREAS, Consultant’s employment with the Company and any of its subsidiaries or affiliates will terminate effective as of 12:01 a.m. on the day immediately following the Closing Date (as defined in that certain Agreement and Plan of Merger, dated as of November 3, 2025, by and among QOL, QOL-EOS Merger Sub, Inc., a Delaware corporation, and the Company (the “Merger Agreement”)) (such date, the “Effective Date”), with such termination being treated as a termination other than for Cause following a Change in Control (each such term as defined in the Employment Agreement); and

WHEREAS, following Consultant’s termination of employment, the Company desires to retain Consultant as a consultant during the Transition Period (as defined below), on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Effective Date. This Agreement shall become effective on the Effective Date. In the event that the Effective Date does not occur or the Merger Agreement is terminated prior to the occurrence of the Effective Date, this Agreement shall be null and void, Consultant shall continue to be employed by the Company as its Chief Medical Officer, and the Employment Agreement shall continue in full force and effect.

2. Transition Services.

(a) Services. During the Transition Period (as defined below), Consultant shall provide such transitional consulting services, information, advice and assistance to the Company Group concerning matters that are within the scope of Consultant’s knowledge and expertise, and any other services as are reasonably necessary for QOL’s operation of the Company during the Transition Period, in each case, as reasonably requested by Derick Cooper or Weng Tao (the “Transition Services”). The Company Group agrees to use its commercially reasonable efforts to provide Consultant with advance notice of the Transition Services to be provided and to limit the Transition Services to regularly scheduled business hours unless mutually agreed with Consultant. Consultant agrees to cooperate reasonably and in good faith with the Company in accomplishing a smooth and orderly transition in the transfer of Consultant’s prior employment responsibilities, particularly including (without limitation) pending matters of which Consultant has the principal knowledge and background information. In connection with the Transition Services, Consultant agrees to: (a) be available for consultation by telephone, fax or e-mail on a regular basis on reasonable prior notice during regular business hours; and (b) be available to attend meetings with the Company or QOL team members, at the Company’s headquarters or, on reasonable prior notice, such other mutually agreeable locations. Consultant shall perform all Transition Services using, in all material respects, the same degree of skill, quality and care used by Consultant immediately preceding the date of the Merger Agreement. Consultant shall perform all Transition Services in material compliance with applicable law.

(b) Transition Period. Consultant shall provide the Transition Services under this Agreement during the period (the “Transition Period”) commencing on the day following the Effective Date and ending on the earlier to occur of (i) the one (1) month anniversary of the Effective Date (the “Original Expiration Date,”) and (ii) the date on which this Agreement is terminated in accordance with Section 2(d) (the date on which the Transition Period expires or terminates, the “Transition Services Termination Date”); provided, however, that the Company may elect to extend the Transition Period in one (1) month increments by giving Consultant five (5) days’ notice of such extension for a maximum Transition Period of six (6) months following the Effective Date. Thereafter, the Transition Period may be extended only by mutual agreement of Consultant and the Company.

(c) Compensation.

(i) Monthly Retainer. In consideration of the Transition Services, during the Transition Period, the Company shall pay Consultant a monthly retainer in the amount of $40,000, payable within fifteen (15) days following the end of each month during the Transition Period. The monthly retainer shall be prorated for any partial month of service during the Transition Period.

(ii) Expenses. The Company shall reimburse Consultant for reasonable out-of-pocket business expenses incurred in connection with the performance of the Transition Services hereunder to the extent approved in writing in advance by the Company, in each case, subject to (A) such policies as the Company may from time to time establish, which shall be provided to Consultant in writing to the extent such policies are amended from those in effect immediately prior to the Closing of the transactions under the Merger Agreement, and (B) Consultant furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(d) Termination of Transition Services. The Company Group may terminate this Agreement prior to the Original Expiration Date only in the event of any of the following circumstances: (i) Consultant’s material breach of this Agreement, which breach is not cured within five (5) days following Consultant’s receipt of written notice of such breach from the Company Group specifically identifying such breach; (ii) Consultant’s commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on the Company or that the Company reasonably determines is, or may reasonably expected to be, materially detrimental to the business, reputation or goodwill of any member of the Company Group, (iii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Consultant, or (iv) Consultant’s fraud, willful misconduct, gross negligence or any other material misconduct on the part of Consultant that has a material adverse impact on the Company or that the Company reasonably determines is, or may reasonably expected to be, materially detrimental to the business, reputation or goodwill of any member of the Company Group. Other than as set forth in this Section 2(d), this Agreement may not be terminated by the Company Group prior to the Original Expiration Date; provided, however, that after the Original Expiration Date, if the Transition Period has been extended beyond the Original Expiration Date in accordance with Section 2(b), the Company may terminate this Agreement following the Original Expiration Date for any reason upon providing ten (10) days’ written notice to Consultant. Consultant may terminate this Agreement prior to the Original Expiration Date (or any extended expiration date) for any reason upon providing thirty (30) days’ written notice to the Company Group in writing, which notice period shall be reduced to ten (10) days in the event of Consultant’s termination of this Agreement as a result of the Company Group’s material breach of this Agreement, which breach is not cured within ten (10) days following the Company Group’s receipt of written notice of such breach from Consultant specifically identifying such breach.

(e) Independent Contractor Status. Notwithstanding any provision of this Agreement to the contrary, during the Transition Period, Consultant acknowledges that Consultant will at all times be an independent contractor, Consultant is not an agent or employee of the Company Group, and Consultant is not authorized to bind the Company Group or otherwise act on behalf of the Company Group. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. During the Transition Period, Consultant shall have no right under this Agreement, or as a result of Consultant’s services to the Company Group, to participate in any employee, retirement, insurance or other benefit program of the Company Group, other than pursuant to COBRA as a result of Consultant’s termination of employment. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Transition Services and receipt of the compensation pursuant to this Agreement. The Company Group will report amounts paid to Consultant under this Agreement by filing Form 1099-MISC with the Internal Revenue Service as required by law, but given that Consultant will be an independent contractor, the Company Group will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions or obtain worker’s compensation insurance on Consultant’s behalf (unless otherwise required by law, government regulation or order).

(f) Return of the Company’s Property. At any time following the Effective Date, upon request of the Company in its sole discretion, Consultant shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

3. Certain Covenants.

(a) Consultant hereby reaffirms Consultant’s obligations under (A) the Company’s Employee Proprietary Information and Inventions Agreement between Consultant and the Company related to the business of the Company, which is attached hereto as Exhibit A and incorporated herein by reference (the “PIIA”) and (B) Section 5 of the Employment Agreement, and, in each case, agrees that such obligations shall survive the Transition Services Termination Date. Notwithstanding anything to the contrary contained herein or in the PIIA, as an outside consultant, Consultant may engage in other business activities during the Transition Period subject to Consultant’s obligations hereunder and under the PIIA and Section 5 of the Employment Agreement. For the avoidance of doubt, Consultant’s material breach of any provision of the PIIA or Section 5 of the Employment Agreement shall be considered a material breach of this Agreement.

(b) Consultant agrees that Consultant shall not, directly or indirectly, in any form or medium, including but not limited to, social media websites or forums, disparage the Company Group, the members of the Company Group’s Board of Directors or executive officers or shareholders or members.

(c) Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement or the PIIA shall prohibit Consultant from (i) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Consultant’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent Consultant from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. For the avoidance of doubt, Consultant does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Pursuant to 18 USC Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Consultant is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Consultant shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Agreement prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful. Notwithstanding anything herein to the contrary, Consultant represents and warrants to the Company Group that Consultant (w) has not filed any complaints or lawsuits against (and is not aware of any facts or circumstances that could give rise to any complaints or lawsuits against) any member of the Company Group with any state or federal court or arbitration forum prior to executing this Agreement, (x) has not made any claims or allegations (and is not aware of any facts or circumstances that could give rise to any claims or allegations) to any member of the Company Group (or any employees or authorized personnel thereof) related to sexual harassment, sex discrimination or sexual assault or abuse, and that none of the payments set forth in this Agreement are related to any such claims or allegations, (y) has been properly paid for all hours worked for or on behalf of the Company Group, and (z) has received all salary, wages, bonus, overtime, premiums, accrued but unused vacation or paid time off, sick pay, holiday pay, personal day pay, equity, phantom equity, deferred compensation, incentive compensation or other forms of compensation, and any other benefits, fringe benefits, interests or payments of any kind due Consultant as a result of Consultant’s employment with or service to the Company Group, except as provided in the Employment Agreement or this Agreement.

4. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Consultant’s Transition Services or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the

“Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org or are available upon request to the Company. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.) If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, the parties agree that, to the extent permitted by law, the arbitrator may, in Consultant’s discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 4 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Consultant’s Transition Services; provided, however, that Consultant shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Consultant shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON BREACH OF CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless Consultant from and against losses and expenses (including reasonable attorneys’ fees, judgments, settlements and all other costs, direct or indirect) actually and reasonably incurred by reason of, or based upon, any threatened, pending or completed action, suit, proceeding, investigation or other dispute relating or pertaining to any alleged act or failure to act within the course and scope of the Transition Services, provided that Consultant was not in material breach of this Agreement, acted in good faith and in a manner Consultant reasonably believed to be in the best interests of the Company and in compliance with applicable law and, if any criminal proceedings are involved, had no reasonable cause to believe Consultant’s conduct was unlawful; provided, further, that Consultant shall not be eligible for indemnification hereunder if Consultant would not have been eligible for indemnification under the Indemnification Agreement had it governed Consultant’s actions during the Transition Period. The Company’s obligations under the foregoing sentence are conditioned upon Consultant: (a) providing the Company with prompt notice of any such claims; (b) allowing the Company to control the defense and settlement of such claims; (c) providing the Company with the information and assistance necessary for such defense and settlement of the claims; and (d) not entering into any settlement with respect to such claims without the express consent of the Company. The Company’s obligation to advance expenses or provide indemnity hereunder shall be deemed satisfied to the extent of any payments made by an insurer on behalf of the Company or Consultant. The foregoing indemnification by the Company shall be in addition to, and not in any way in limitation of, any rights to indemnification Consultant may have from the Company under Delaware or California law or the terms of that certain Indemnification Agreement dated December 1, 2013, between Consultant and the Company (the “Indemnification Agreement”), a copy of which is attached hereto as Exhibit B.

6. Miscellaneous.

(a) Modification; Prior Claims. This Agreement, together with the PIIA, the Indemnification Agreement and any separation agreement entered into by Consultant with the Company under the Employment Agreement, set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

(b) Assignment; Assumption by Successor. The rights of the Company Group under this Agreement may, without the consent of Consultant, be assigned by the Company Group, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business thereof. The Company Group, as applicable, will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company Group would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company Group of its obligations hereunder.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5 and 6 of this Agreement shall survive any termination of this Agreement.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Consultant shall be sent to Consultant’s most recent residence and personal email address on file with the Company. Notice to the Company Group shall be sent to its principal place of business and to the email address specified by the Company in writing.

(h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Section 4, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Non-transferability of Interest. None of the rights of Consultant to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Consultant. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Consultant to receive any form of compensation to be made pursuant to this Agreement shall be void. In the event of Consultant’s death, his or her estate or beneficiaries shall be entitled to receive all amounts payable to Consultant hereunder and earned prior to the date of Consultant’s death.

(k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(m) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n) Withholding and other Deductions. All compensation payable to Consultant hereunder shall be subject to such deductions as the Company Group is from time to time required to make pursuant to law, governmental regulation or order.

(o) Code Section 409A.

(i) This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding any provision of this Agreement to the contrary, if the parties determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the parties agree to amend this Agreement, or take such other actions as the parties deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect. To the extent that provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding any other provision of this Agreement, (a) Consultant understands that neither the Company, nor any individual acting as a director, officer, employee, agent or other representative of the Company, makes any representation or warranty to Consultant with respect to, or assumes any responsibility for, the tax consequences to Consultant of this Agreement (including the payments made hereunder), and (b) neither the Company nor any individual acting as a director, officer, employee, agent or other representative of the Company shall be liable to Consultant or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by Consultant or any other person as a result of this Agreement or the Company’s administration of the terms of this Agreement not satisfying any of the requirements of Section 409A of the Code or an exemption thereto.

(ii) Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Consultant’s taxable year following the taxable year in which Consultant incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Consultant, and Consultant’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EVOKE PHARMA, INC.

By:	/s/ Matthew J. D’Onofrio
Name:	Matthew J. D’Onofrio
Title:	Chief Executive Officer and Director

QOL MEDICAL, LLC

By:	/s/ Matthew Wotiz
Name:	Matthew Wotiz
Title:	Vice President, Business Development

CONSULTANT

By:	/s/ Marilyn Carlson
Name:	Marilyn Carlson

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(Attached)

EXHIBIT B

INDEMNIFICATION AGREEMENT

(Attached)